Exhibit 3.1.8

ARTICLES OF CORRECTION

TO THE

ARTICLES OF INCORPORATION

OF

i2 TELECOM INTERNATIONAL, INC.

Pursuant to the provisions of RCW 23B 01.240 of the Washington Business Corporation Act, i2 Telecom International, Inc., a Washington corporation, hereby files the following articles of correction to its articles of incorporation:

FIRST, the name of the corporation is i2 Telecom International, Inc. (the “Company”)

SECOND, on March 30, 2006, the Company filed the attached Articles of Amendment to the Articles of Incorporation of i2 Telecom International, Inc. (the “Amendment”).

THIRD, the Amendment included the following statement:

Paragraph 1 of Article III of the articles of incorporation is hereby deleted in its entirety and the following will appear in its place:

1. The total number of shares which the corporation is authorized to issue is 250,000,000 of common stock having no par value and 1,000,000 shares of preferred stock having no par value.

FOURTH, the sole purpose of the Amendment was to change the number of shares of common stock authorized. The Company had 5,000,000 shares of preferred stock authorized on the date the Amendment was filed. The Company did not ask its shareholders to approve a change in the number of shares of preferred stock authorized. The Amendment incorrectly included the number of shares of preferred stock that was authorized prior to June 3, 2004.

FIFTH, paragraph SECOND of the Amendment should read as follows:

SECOND, the articles of incorporation are hereby amended as follows:

Paragraph 1 of Article III of the articles of incorporation is hereby deleted in its entirety and the following will appear in its place:

1. The total number of shares which the corporation is authorized to issue is 250,000,000 shares of common stock having no par value and 5,000,000 shares of preferred stock having no par value.

Dated: April 17, 2006	i2 Telecom International, Inc.

By:
Paul Arena, Chief Executive Officer